EXHIBIT 99.1
National Western Life Group, Inc. Announces 2018 Third Quarter Earnings

Austin, Texas, November 7, 2018 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today third quarter 2018 consolidated net earnings of $35.6 million, or $10.08 per diluted Class A common share, compared with consolidated net earnings of $21.8 million, or $6.17 per diluted Class A common share, for the third quarter of 2017. For the nine months ended September 30, 2018, the Company reported consolidated net earnings of $95.0 million, or $26.86 per diluted Class A common share, compared with $70.8 million, or $20.03 per diluted Class A common share, a year ago. The Company's book value per share as of September 30, 2018 was $517.86.

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $33.8 million for the quarter ended September 30, 2018, or $9.57 per diluted Class A common share, compared to $20.5 million, or $5.79 per diluted Class A common share in the same period for 2017. Mr. Moody commented on the results saying, "The third quarter is the period of the year in which we perform an actuarial review of the performance of our business. The review this year identified favorable experience which allowed us to lower charges for reserves and expenses by approximately $3 million before taxes." Mr. Moody added, "Our earnings also benefited from our ongoing attention to managing interest spreads on our fixed rate products as the interest rate environment begins to emerge from the low historical levels of this decade."

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $90.6 million for the nine months ended September 30, 2018, or $25.61 per diluted Class A common share, compared to $63.7 million, or $18.03 per diluted Class A common share in the first nine months of 2017. Mr. Moody indicated, "National Western shareholders are familiar with our strategic initiatives to add to the value of the company. Organically, this has begun to materialize with strong domestic life insurance growth as evidenced by sales increasing 42% year-to-date compared to last year. We were equally excited to announce just after the close of the quarter our success in reaching an agreement to acquire Ozark National Life Insurance Company and their affiliated broker dealer. This acquisition will provide supplemental inorganic growth to our operations and incremental returns on our capital."

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company (NWLIC). Founded in 1956, NWLIC is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products. NWLIC has 286 employees and approximately 32,200 contracted independent agents, brokers, and consultants. At September 30, 2018, the Company maintained consolidated total assets of $12.1 billion, stockholders' equity of $1.9 billion, and life insurance inforce of $19.0 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
News Release - Page 2

Summary of Consolidated Operating Results (Unaudited)
(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues:
Revenues, excluding investment and index option gains (losses)	$153,477	156,785	467,950	477,175
Realized and unrealized gains (losses) on index options	69,683	45,131	35,581	138,552
Realized gains on investments	2,275	2,074	5,582	10,906
Total revenues	225,435	203,990	509,113	626,633

Earnings:
Earnings from operations	$33,844	20,465	90,572	63,745
Net realized gains on investments	1,797	1,348	4,410	7,089
Net earnings	35,641	21,813	94,982	70,834

Net earnings attributable to Class A shares	34,633	21,196	92,296	68,831

Basic Earnings Per Class A Share:
Earnings from operations	$9.57	5.79	25.61	18.03
Net realized gains on investments	0.51	0.38	1.25	2.00
Net earnings	10.08	6.17	26.86	20.03

Basic Weighted Average Class A Shares	3,436	3,436	3,436	3,436

Diluted Earnings Per Class A Share:
Earnings from operations	$9.57	5.79	25.61	18.03
Net realized gains on investments	0.51	0.38	1.25	2.00
Net earnings	10.08	6.17	26.86	20.03

Diluted Weighted Average Class A Shares	3,436	3,436	3,436	3,436

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nwlgi.com